UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
November 19, 2008
Date of Report (Date of earliest event reported)
LOUD TECHNOLOGIES INC
(Exact Name of Registrant as Specified in Charter)

Washington	0-26524	91-1432133

(State or Other Jurisdiction	(Commission File No.)	(IRS Employer
of Incorporation)		Identification No.)

16220 Wood-Red Road, N.E., Woodinville, Washington		98072

(Address of Principal Executive Offices)		(Zip Code)
(425) 487-4333
(Registrant’s Telephone Number, Including Area Code)
(Former Name or Former Address, if Changed Since Last Report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
     On November 19, 2008, LOUD Technologies, Inc. (the “Company”) received a notice from the Nasdaq Stock Market (“Nasdaq”) indicating that the Company is not in compliance with Nasdaq Marketplace Rule 4310(c)(14) because it did not file its Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 (the “Form 10-Q”) by the prescribed due date. The Nasdaq letter indicated that the Company has until January 20, 2009 to submit a plan to regain compliance with Nasdaq Marketplace Rule 4310(c)(14), and that if such a plan is timely submitted by the Company, the Nasdaq staff has the authority to grant the Company an exception of up to 180 calendar days from the due date of the Form 10-Q to regain compliance.
     As disclosed in the Company’s Form 12b-25, Notification of Late Filing, filed with the Securities and Exchange Commission (the “SEC”) on November 17, 2008, the Company is working diligently to prepare and file the Form 10-Q, including the processes related to such filing, so that it may become current in its SEC filings. The Company currently anticipates that it will be able to file the Form 10-Q and regain compliance with Nasdaq Marketplace Rule 4310(c)(14) prior to January 20, 2009. If for any reason it is unable to do so, the Company intends to submit a plan to regain compliance to the Nasdaq Listing Qualifications Department no later than January 20, 2009. No assurance can be given that Nasdaq would grant an exception for the full 180-day period contemplated in the Nasdaq Marketplace Rules, if at all. Under Nasdaq’s rules, the Company’s common stock would continue to be listed on Nasdaq until January 20, 2009, and for any exception period which may be granted to the Company by the Nasdaq Listing Qualifications Department. However, until the Company regains compliance, quotation information for the Company’s common stock will include an indicator of the Company’s non-compliance and the Company will be included in a list of non-compliant companies on the Nasdaq website.
     A copy of the press release issued by the Company on November 24, 2008, announcing receipt of the Nasdaq letter is attached hereto as Exhibit 99.1.
Item 9.01 Financial Statement and Exhibits.
(d) Exhibits

Exhibit No.	Description

99.1	Press release dated November 24, 2008

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

LOUD Technologies Inc.
By:	/s/ DAVID OLSON
David Olson
Chief Financial Officer

Dated: November 24, 2008